Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-171843

January 25, 2011

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

MEDIA CONTACT:

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR PRICES $300MM OF SENIOR UNSECURED NOTES

MATTHEWS, NC, January 25, 2011 – Family Dollar Stores, Inc. (NYSE: FDO), today announced the successful pricing of $300 million of senior unsecured notes due 2021 with a 5% coupon. This offering marks the first time the Company has accessed the public debt markets. The Company intends to apply the net proceeds of the offering towards the funding of its existing $750 million share repurchase program and otherwise to general corporate purposes.

“Family Dollar has a long history of increasing shareholder value,” said Howard Levine, Chairman and Chief Executive Officer. “We believe that this offering supports our goals of optimizing our capital structure, increasing shareholder returns and preserving an investment grade balance sheet.”

In association with the bond offering, Family Dollar received a first time rating of BBB- (Stable) / Baa3 (Stable) from Standard & Poor’s and Moody’s, respectively, establishing the Company’s investment grade status.

Morgan Stanley, BofA Merrill Lynch, and Wells Fargo Securities acted as the joint book-running managers for the notes offering. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before investing, investors should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about Family Dollar and this offering. Investors may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting:

Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, Telephone: 1-866-718-1649, or by emailing prospectus@morganstanley.com.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Telephone: 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com.

Wells Fargo Securities, LLC, Attn: Syndicate Operations, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Telephone: 1-800-326-5897 or by emailing prospectus.specialrequests@wachovia.com.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 300 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

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